Mutual settlement agreement

THIS MUTUAL SETTLEMENT AGREEMENT CONTAINS
A COVENANT OF CONFIDENTIALITY

This Mutual Settlement Agreement is entered into and effective the 9th  day of May 2009 by and between Phyllis Bell (“Bell”); Paul Aelmore, (“Aelmore”); St. Joseph, Inc. (“St. Joseph”), Gerald McIlhargey (“McIlhargey”), individually and as President and CEO of St. Joseph; Kenneth L. Johnson (“Johnson”), individually and as Secretary, Treasurer and Director of St. Joseph; Bruce Schreiner (“Schreiner”), individually and as Director of St. Joseph; Donald Ford (“Ford”), individually and as Director of St. Joseph; and Maureen O’Brien (“O’Brien”), individually and as Director of St. Joseph.

This Mutual Settlement Agreement is the result of the Civil Action filed by Bell and Aelmore in the United States District Court for the Northern District of Oklahoma identified as case number 08-CV-470 (the “Suit”).  The Suit was filed claiming breach of contract and failure to pay dividends.  The terms of this Mutual Settlement Agreement are as follows:

I. PAYMENTS

1.            St. Joseph will agree to pay to all Preferred A shareholders, collectively, the sum of approximately $2,700 per month, retroactive to January 1, 2009,  until such time as the entire amount owed ($117,312.00) is retired.

2.           Monthly payments will be made pro rata to all Preferred A shareholders entitled to payment.  Specific monthly payments will be made to Bell and Aelmore as follows:  Bell - $2,295.00 and Aelmore - $176.50.

3.           St. Joseph shall tender the sum of eleven thousand, four hundred seventy-five dollars ($11,475.00) to Bell by way of check(s) or draft(s) payable to Phyllis Bell and Richardson, Richardson & Boudreaux, 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136, within ten (10) days of the effective date of this Mutual Settlement Agreement.  Regular monthly payments in the amount of two thousand two hundred ninety-five dollars ($2,295.00) will be paid to Bell and Richardson, Richardson & Boudreaux, 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136, on the first day of each month thereafter until the amount due is fully paid beginning June 1, 2009.

MUTUAL SETTLEMENT AGREEMENT

4.           A promissory note issued in favor of Bell and signed by St. Joseph shall accompany this executed agreement.

5.           St. Joseph shall tender the sum of eight hundred eighty-two dollars and fifty cents ($882.50) to Aelmore by way of check(s) or draft(s) payable to Paul Aelmore and Richardson, Richardson & Boudreaux, 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136,  within ten (10) days of the effective date of this Mutual Settlement Agreement.   Regular monthly payments will be made to Aelmore and Richardson, Richardson & Boudreaux, 6450 South Lewis, Suite 300, Tulsa, Oklahoma 74136, in the amount of one hundred seventy-six dollars and fifty cents ($176.50) on the first day of each month thereafter until the amount due is fully paid beginning June 1, 2009.

6.           A promissory note issued in favor of Aelmore and signed by St. Joseph shall accompany this executed agreement.

7.           The payments required herein are for dividend payments due only.

II. ADDITIONAL TERMS

8.           Exclusive Authority to Settle.  Bell and Aelmore represent and warrant that they are aware of no other persons or entities who or which may be entitled to receive any portion of any recovery or any of the proceeds of the settlement under applicable Oklahoma statutes or otherwise, based upon the claims asserted in the Suit.  Bell and Aelmore represent and warrant they have the authority to pursue the claims in the Suit and that such authority or right has not been assigned or otherwise transferred or conveyed to any other person or entity, and that they also have the sole and exclusive authority to compromise the claims addressed herein and to execute this Mutual Settlement Agreement.

MUTUAL SETTLEMENT AGREEMENT

9.           Dismissal Without Prejudice.  Bell and Aelmore will file a Stipulation of Dismissal without Prejudice as to all claims in the Suit within ten (10) days of the effective date of this Mutual Settlement Agreement.  Bell and Aelmore agree that this Suit will not be re-filed until and unless St. Joseph fails to make payment as outlined above for a period of not less than sixty (60) days.

10.           Certain Other Claims.  Bell and Aelmore agree that no other causes of action for failure to pay the above amounts will be filed until and unless St. Joseph fails to make payment as outlined above for a period of not less than sixty (60) days.

11.           Release.  Bell and Aelmore, in consideration of the sums identified in Paragraph 2 above, to be paid by St. Joseph, the sufficiency of which is hereby acknowledged by Bell and Aelmore, individually and on behalf of their heirs, administrators, representatives, and assigns, shall, upon receipt of the final payment of the debt identified in Paragraph 1 above, release, remise, and forever discharge St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien, their respective heirs, employees, agents, affiliates, parents, subsidiaries, officers, directors, shareholders, successors, assigns, legal representatives, insurers, and administrators from any and all claims asserted or which might have been asserted against St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien in the Suit.

MUTUAL SETTLEMENT AGREEMENT

The Release is meant to fully and finally settle and terminate all controversies among Bell, Aelmore, St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien in the Suit.  Bell and Aelmore shall covenant and agree not to commence or assist with respect to any other litigation or claim against St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien, concerning the matters referenced herein that gave rise to the Suit.  The Release shall be irrevocable.  Bell and Aelmore agree that no fact, event, or transaction occurring before the date of this Mutual Settlement Agreement, which is currently unknown, but which may hereafter become known, shall affect the final nature of this Mutual Settlement Agreement except for non-payment by St. Joseph, as set forth herein, of the above-mentioned payments.

12.           Statutory Limitations on Payment of Dividends. BELL and AELMORE acknowledge and recognize that as a Colorado corporation, ST. JOSEPH is subject to restrictions on the payment of dividends imposed by Colorado law. In particular, Section 7-106-401 of the Colorado Revised Statutes generally prohibits the payment of dividends if, after giving effect to such payment, a company would be unable to pay its debts as they become due in the due course of business or if the company’’s total assets would be less than the sum of its total liabilities plus any amount that would needed to satisfy any preferential rights on dissolution. BELL and AELMORE further acknowledge that in the event ST. JOSEPH is barred by Colorado law from making any payment required by this Agreement at the time required herein, ST. JOSEPH shall not be default of this Agreement so long as ST. JOSEPH promptly remits payment at such time as ST. JOSEPH may legally do so.

MUTUAL SETTLEMENT AGREEMENT

13.           Attorney Fees and Costs.  Bell, Aelmore, St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien understand, acknowledge, and agree that they will each be responsible for their own respective attorney fees and costs of the Suit, and all other costs and expenses relating to the controversy among the parties.

14.           Representations and Warranties.  Bell and Aelmore hereby declare, represent, and warrant that no promise, inducement, or representation has been made to them by St. Joseph, their respective counsel, or anyone else acting on behalf of St. Joseph, to induce this Mutual Settlement Agreement, save only those promises which are expressly set forth in this Mutual Settlement Agreement.  Bell and Aelmore are represented by the Richardson Law Firm and have obtained the advice and counsel of their attorney in entering into this Mutual Settlement Agreement.  St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien are represented by the law firm of Robinett & Murphy and have obtained the advice and counsel of their attorneys in entering into this Mutual Settlement Agreement.  Bell, Aelmore, St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien  state that they have not been coerced or forced to settle the claims through economic duress or otherwise, but do so voluntarily because they believe the settlement is reasonable and to avoid the risks and uncertainties of future litigation.

MUTUAL SETTLEMENT AGREEMENT

15.           Integration.  Bell, Aelmore, St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien agree that with respect to the subject matter of this Mutual Settlement Agreement, this Mutual Settlement Agreement embodies the entire understanding and contract between the parties, and supersedes all prior understandings and contracts, verbal or written, and/or any offers and acceptances of such offers (whether or not valid, binding, or enforceable) made by any party to the other; and further that there are no understandings, contracts, agreements, outstanding offers, restrictions, representations, or warranties between the parties relating to the subject matter hereof other than those set forth herein.

16.           No Admission of Liability.  It is expressly understood and agreed that this Mutual Settlement Agreement and the consideration called for hereunder are given solely as a compromise to avoid the expense and inconvenience of the Suit and to terminate the Suit. Bell, Aelmore, St. Joseph, McIlhargey, Johnson, Schreiner, Ford, and O’Brien agree that this instrument is not intended to be and shall not be construed as an admission of liability on the part of any party.

III. GENERAL PROVISIONS

17.           Taxes.  Bell and Aelmore acknowledge that they are solely responsible for the payment of all taxes, if any, which may be due based on receipt of the payments consideration set forth herein, and that there are no representations being made as to the tax consequences to Bell and Aelmore  of receipt of the consideration set forth herein.

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MUTUAL SETTLEMENT AGREEMENT

/s/ Phyllis Bell	/s/ Paul O. Aelmore
Phyllis Bell	Paul Aelmore

/s/ Gerald McIlhargey	/s/ Gerald McIlhargey
St. Joseph	Gerald McIlhargey
by: Gerald McIlhargey, President and CEO

/s/ Kenneth Johnson	/s/ Bruce Schreiner
Kenneth Johnson	Bruce Schreiner

/s/ Donal K. Ford	/s/ Maureen O’Brien
Donald Ford	Maureen O’Brien